------
FORM 4                                 U.S. SECURITIES AND EXCHANGE COMMISSION
------                                           Washington D.C.  20549

[  ] Check this box if               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
     no longer Subject
     to Section 16.    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                         Section 17(a) of the Public Utility Holding Company Act of 1935 or
                                  Section 30(f) of the Investment Company Act 1940
--------------------------------------------------------------------------------------------------------------------------------
|1.Name and Address of Reporting Person* |2.Issuer Name and Ticker or Trading Symbol   |6.Relationship of Reporting Person to  |
|                                        |                                             |  Issuer (Check all Applicable)        |
|   Marley       Robert          T.      |  C&D TECHNOLOGIES, INC.    (CHP)            |                                       |
|----------------------------------------|---------------------------------------------| ___ Director       ___ Owner          |
|   (Last)        (First)        (MI)    |3.IRS or Soc. Sec. No.|4.Statement for Month/|                                       |
|                                        |  of Reporting Person |  Year                | _X_ Officer (give  ___ Other          |
|                                        |  (Voluntary)         |                      |       title below)     (Specify below)|
|   499 Moyer Road                       |                      |           6/99       |                                       |
|                                        |                      |                      |     Treasurer                         |
|----------------------------------------|                      |----------------------|---------------------------------------|
|          (Street)                      |                      |5.If Amendment,Date of|7.Individual or Joint/Group Filing     |
|                                        |                      | Original (Month/Year)|  (Check Applicable Line)              |
|                                        |                      |                      |                                       |
|                                        |                      |                      | _X_ Form filed by One Reporting Person|
|   Harleysville      PA        19438    |                      |                      |                                       |
|                                        |                      |                      | ___ Form filed by More than One       |
|                                        |                      |                      |     Reporting Person                  |
|----------------------------------------|----------------------|----------------------|---------------------------------------|
|  (City)            (State)     (Zip)                                                                                         |
|                                       TABLE I - Non-Derivative Securities Acquired, Disposed of or Beneficially Owned        |
|------------------------------------------------------------------------------------------------------------------------------|
|1.Title of Security         |2.Transac-   |3.Trans.  |4.Security Acquired (A) or    |5.Amount of    |6.       |7.Nature of    |
|  (Instr. 3)                |  tion Date  |  Code    |  Disposed of (D)             |  Securities   |Ownership|  Indirect     |
|                            | (Mon/Day/Yr)|(Instr. 8)|  (Instr. 3, 4 & 5)           |  Beneficially |Form Dir.|  Beneficial   |
|                            |             |     |    |               |    |         |  Owned at End |(D) or   |  Ownership    |
|                            |             |     |    |               |(A) |         |  of Month     |Ind. (I) |  (Instr. 4)   |
|                            |             |Code | V  |     Amount    |(D) |  Price  |  (Instr. 3&4) |         |               |
|----------------------------|-------------|-----|----|---------------|----|---------|---------------|---------|---------------|
|                            |             |     |    |               |    |         |               |         |               |
| Common Stock               |  6/15/99    | M   |    |      500      | A  | 12.00   |               |         |               |
|----------------------------|-------------|-----|----|---------------|----|---------|---------------|---------|---------------|
|                            |             |     |    |               |    |         |               |         |               |
| Common Stock               |  6/15/99    | S   |    |      500      | D  | 28.00   |       -0-     |   D     |               |
|----------------------------|-------------|-----|----|---------------|----|---------|---------------|---------|---------------|
|                            |             |     |    |               |    |         |               |         |               |
|                            |             |     |    |               |    |         |               |         |               |
|----------------------------|-------------|-----|----|---------------|----|---------|---------------|---------|---------------|
|                            |             |     |    |               |    |         |               |         |               |
|                            |             |     |    |               |    |         |               |         |               |
|----------------------------|-------------|-----|----|---------------|----|---------|---------------|---------|---------------|
|                            |             |     |    |               |    |         |               |         |               |
|                            |             |     |    |               |    |         |               |         |               |
|----------------------------|-------------|-----|----|---------------|----|---------|---------------|---------|---------------|
|                            |             |     |    |               |    |         |               |         |               |
|                            |             |     |    |               |    |         |               |         |               |
|----------------------------|-------------|-----|----|---------------|----|---------|---------------|---------|---------------|
|                            |             |     |    |               |    |         |               |         |               |
|                            |             |     |    |               |    |         |               |         |               |
--------------------------------------------------------------------------------------------------------------------------------

Reminder: Report of a separate line for each class securities owned directly or indirectly.
*If the form is filed by more than one reporting person, see Instruction 4(b)(v)

                                                                   SEC1474(7-96)
                                                                    PAGE: 1 of 2

FORM 4 (continued)        TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                  (e.g., puts, calls, warrants, options, covertible security)
--------------------------------------------------------------------------------------------------------------------------------
|1.Title of|2.Conver-|3.   |4.Tran-  |5.Number of      |6.Date     |7.Title and Amount   |8.Price of|9.Number  |10. |11.Nature |
|Derivative|sion or  |Trans|saction  |  Derivative     |Exercisable|  or Underlying      |Derivative|  of      |Own.|   of     |
|Security  |Exercise |Date |Code     |  Securities     |and        |  Securities         |Security  |Derivative|Form| Indirect |
|(Instr. 3)|Price of |(Mon/|(Instr.8)|  Acquired (A) or|Expiration |  (Instr. 3 & 4)     |(Instr. 5)|Securities|of  |Beneficial|
|          |Deriva-  |Day/ |         |  Disposed of (D)|Date       |                     |          |Benefi-   |Deri|Ownership |
|          |tive     |Year)|         |  (Instr. 3, 4&5)|(Mon/Day/  |                     |          |cially    |Sec.|(Instr. 4)|
|          |Security |     |         |                 | Year)     |                     |          |Owned at  |Dir.|          |
|          |         |     |         |                 |-----------|---------------------|          |End of    |(D) |          |
|          |         |     |         |                 |     |     |          |Amount or |          |Month     |or  |          |
|          |         |     |---------|-----------------|Date |Exp. |  Title   |Number of |          |(Instr. 4)|Ind.|          |
|          |         |     |Code| V  |  (A)   |  (D)   |Exbl.|Date |          |Shares    |          |          |(I) |          |
|----------|---------|-----|----|----|--------|--------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |    |    |        |        |     |     |          |          |          |          |    |          |
|Employee  |12.00    |6/15/| M  |    |        |  500   | (1) |10/30|Common    |  500     |          |  2,000   | D  |          |
|Stock Opt.|         | 99  |    |    |        |        |     | 2006|          |          |          |          |    |          |
|Right to  |         |     |    |    |        |        |     |     |          |          |          |          |    |          |
|Buy       |         |     |    |    |        |        |     |     |          |          |          |          |    |          |
|----------|---------|-----|----|----|--------|--------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |    |    |        |        |     |     |          |          |          |          |    |          |
|          |         |     |    |    |        |        |     |     |          |          |          |          |    |          |
|----------|---------|-----|----|----|--------|--------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |    |    |        |        |     |     |          |          |          |          |    |          |
|          |         |     |    |    |        |        |     |     |          |          |          |          |    |          |
|----------|---------|-----|----|----|--------|--------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |    |    |        |        |     |     |          |          |          |          |    |          |
|          |         |     |    |    |        |        |     |     |          |          |          |          |    |          |
|----------|---------|-----|----|----|--------|--------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |    |    |        |        |     |     |          |          |          |          |    |          |
|          |         |     |    |    |        |        |     |     |          |          |          |          |    |          |
|----------|---------|-----|----|----|--------|--------|-----|-----|----------|----------|----------|----------|----|----------|

Explanation of Responses:
(1) Option to buy shares of C&D TECHNOLOGIES, INC. Common Stock exercisable 33 1/3% on 10/30/97, 33 1/3% on 10/30/98 and 33 1/3% on 10/30/99.


                                     /s/ Robert T. Marley            7/6/99
                                     ------------------------------- ----------
                                     **Signature of Reporting Person   Date

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.
                                                                   SEC1474(7-96)
                                                                     PAGE 2